                                                                    EXHIBIT 12.1

                              ASAT HOLDINGS LIMITED

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                FISCAL YEAR ENDED APRIL 30,               Six Months Ended
                                     -----------------------------------------------   ----------------------
                                       2000     2001     2002      2003       2004        October 31, 2004
                                     --------  -------- -------  --------  ---------   ----------------------
Fixed charges:

Interest expenses                   18,994     18,119   14,246    13,652     15,425           7,403
Estimated interest within
 rental expenses                     3,610      3,312    1,967     1,667      1,800             700
                                    --------  --------  -------  --------  ---------         -------
Total fixed charges                 22,604     21,431   16,213    15,319     17,225           8,103
                                    ========  ========  =======  ========  =========         =======
Earnings:

Income (Loss) before income taxes   44,267     24,770  (113,787)(114,253)   (16,713)        (14,527)
Fixed charges                       22,604     21,431    16,213   15,319     17,225           8,103
                                    --------  --------  -------  --------  ---------         -------
Total earnings (loss) for
 computation of ratio               66,871     46,201   (97,574) (98,934)       512          (6,424)
                                    ========  ========  =======  ========  =========         =======
Ratio of earnings to fixed
 charges/(1)/                         2.96       2.16        --       --         --             --
                                    ========  ========  =======  ========  =========         =======

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(1)  The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of calculating the ratios, "earnings" consists of income (loss) before income taxes plus fixed charges, and "fixed charges" consists of interest expense including amortization of debt discount and debt issuance costs and the interest portion within rental expenses which is estimated as one-third of the rental expenses relating to operating leases. Earnings for the fiscal years ended April 30, 2002, 2003 and 2004 and for the six months ended October 31, 2004 were not sufficient to cover fixed charges. The coverage deficiency was approximately $113.8 million, $114.3 million, $16.7 million and $14.5 million, respectively.